Exhibit 99.1

May 25, 2006
ALLIANCE DATA’S EPSILON SIGNS MULTI-YEAR RENEWAL, EXPANSION AGREEMENT WITH AARP
•	Alliance Data Systems Corporation today announced that its Epsilon business has signed a multi-year contract renewal and expanded agreement with one of its largest clients, AARP.

•	Under terms of the agreement, Epsilon will continue providing database, consulting, and infrastructure services geared toward identifying and acquiring new AARP members.

•	Over the last several years, Epsilon has provided AARP with services including data/database management, list management, and analytics. Under the expanded agreement, Epsilon will develop marketing infrastructure and processes geared toward improving the performance and efficiencies of AARP’s prospecting efforts.

•	AARP has been a client of Epsilon since 1980 and is one of the nation’s largest non-profit organizations, serving the interests and needs of people 50+ and its 36 million members.